VERSIÓN DE FIRMA
[Automatic translation for information purposes only]

Exhibit 5.18

LOCK-UP AND VOTING COMMITMENT LETTER

From:

Mr. ENRIC ASUNCIÓN, of legal age, Spanish national, with address for these purposes at [***] , Spain, and holder of Spanish National Identity Document number [**] (the "Shareholder").

To:

WALLBOX, N.V., a public limited company (naamloze vennootschap) incorporated under the laws of the Netherlands, with its registered office (statutaire zetel) in Amsterdam, the Netherlands, with address at Carrer del Foc 68, 08038 Barcelona, Spain, and Spanish tax identification number (NIF) N0098134J (the "Parent"); and

WALL BOX CHARGERS, S.L.U., a company duly incorporated under the laws of the Kingdom of Spain, registered with the Commercial Registry of Madrid under Sheet M-653256, Volume 36360, Page 189, with its registered address at Paseo de la Castellana 98, 28002, Madrid, Spain, and Spanish tax identification number (NIF) B66542903 (the "Company" and, together with the Shareholder and the Parent, the "Parties").

Cc:

PALMER AGENCY SERVICES (SPAIN), S.L.U., a Spanish company with registered address at Calle Castelló, 59, Bajo, 28001 Madrid, duly registered with the Commercial Registry of Madrid, and Spanish tax identification number (NIF) B56936644 (the "Global Agent").

April 8, 2026

Dear Sirs:

I refer to the recapitalization and global restructuring of the financial debt of the Wallbox group (the "Restructuring") and to the Spanish law restructuring plan pursuant to which the Restructuring is being implemented (the "Restructuring Plan"), signed on or around the date of this letter (the "Letter") by, among others, the Company, a group of financial institutions including Banco Bilbao Vizcaya Argentaria, S.A., Banco Santander, S.A., CaixaBank, S.A., EBN Banco de Negocios, S.A., Instituto de Crédito Oficial, E.P.E., Institut Català de Finances, Mora Banc Grup, S.A., Compañía Española de Financiación del Desarrollo Cofides, S.A., S.M.E., acting in its own name and on behalf of the Fondo para inversiones en el exterior, F.C.P.J. (FIEX) (the "Financial Institutions"), and the Global Agent, in its capacity as agent of the Restructuring, and which is expected to be judicially approved (homologado) pursuant to Title III of Book Two of the Spanish Insolvency Law.

In the context of the Restructuring, certain corporate resolutions are expected to be approved at the 2026 annual general meeting of shareholders of the Parent, including, among others, certain of those listed in Clause 3 of this Letter.

In furtherance of the successful completion of the Restructuring and in the Shareholder's capacity as a shareholder of the Parent, the Shareholder agrees to undertake, by means of this Letter, the lock-up and voting commitments set forth below.

DEFINITIONS

In this Letter:

"Capital Increase" means the capital increase expected to be carried out in the context of the Restructuring through the issuance of class A shares of the Parent (with a par value of €2.40 each) (the "Class A Shares"), structured as one or more capital increases with exclusion of the pre-emptive subscription rights (uitsluiting van voorkeursrechten) of the shareholders of the Parent pursuant to Sections 2:96 and 2:96a of the Dutch Civil Code, and one or more private placements among the Investors (PIPE).

"Restructuring Documents" has the meaning ascribed to such term in the Restructuring Plan.

"2026 Annual General Meeting Date" means the date on which the 2026 annual general meeting of shareholders of the Parent is held, expected to be on or around May 24, 2026.

"Lock-Up Period" means the period from the date of this Letter until the earlier of: (i) the 2026 Annual General Meeting Date; and (ii) July 31, 2026.

“Warrants” means the warrants expected to be issued on the settlement date of the Capital Increase as consideration for the Capital Increase subscription commitments assumed by certain shareholders and investors in the context of the Restructuring, and which will entitle their holders to subscribe for newly issued Class A Shares of the Parent.

2
LOCK-UP COMMITMENTS

The Shareholder irrevocably undertakes that, during the Lock-Up Period, neither the Shareholder nor any person acting on the Shareholder's behalf shall, without the prior written consent of the Company and the Parent, directly or indirectly:

(i)
offer, pledge, sell, contract to sell, sell or grant any option, right, warrant or contract to purchase, exercise any option to sell, acquire any option or contract to sell, or lend or otherwise transfer or dispose of any shares of the Parent held, directly or indirectly, by the Shareholder (including, for the avoidance of doubt, any shares of the Parent held by the Shareholder on the date of this Letter or acquired thereafter up to the 2026 Annual General Meeting Date) or other securities substantially similar to such shares, or any securities convertible into, exercisable for or exchangeable for any shares of the Parent, or file any registration statement pursuant to the Securities Act of 1933, prospectus or similar document with any other securities regulator, stock exchange or listing authority in connection with any of the foregoing;
(ii)
enter into any swap or any other contract or transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of any shares of the Parent held, directly or indirectly, by the Shareholder;
(iii)
enter into any other transaction having the same economic effects as those described in sub-clauses (i) and (ii) above, or agree to do so or announce or otherwise publicly disclose an intention to do any of the foregoing;
(iv)
regardless of whether any such swap or transaction described in sub-clauses (i), (ii) or (iii) above is to be settled by delivery of shares or of securities convertible into, exercisable for or exchangeable for shares, in cash or otherwise; or
(v)
publicly announce an intention to carry out any of the actions set forth in sub-clauses (i) through (iv) above.

The obligations set forth in this Clause shall not apply to transfers of shares of the Parent by the Shareholder to companies of which the Shareholder is, directly or indirectly, the majority

DOCPROPERTY "Document number" \* MERGEFORMAT 3219901440

shareholder or partner, provided that such companies accede to this Letter, irrevocably assuming all of the Shareholder's commitments set forth herein.

3
VOTING COMMITMENTS

The Shareholder irrevocably and individually undertakes, in the Shareholder's capacity as a shareholder of the Parent and, in particular, with respect to any shares of the Parent held, directly or indirectly, by the Shareholder, to vote, to the extent permitted by law, on the 2026 Annual General Meeting Date in favor of the resolutions that the board of directors proposes to the general meeting in connection with:

(vi)
the Capital Increase and the issuance of the Warrants (to the extent necessary or advisable), as well as any other resolution proposed by the board of directors that is necessary or advisable for the proper implementation of such capital increase and the issuance of the Warrants;
(vii)
the issuance by the Company of warrants convertible into ordinary shares for the purpose of capitalizing, in certain circumstances, the debt under certain of the Restructuring Documents;
(viii)
the granting of a pledge in favor of the Financial Institutions over all of the equity interests (and, in the case of the Company, once converted into a public limited company (sociedad anónima), shares) or shares representing 100% of the share capital of, among others: (a) the Company, (b) AR Electronic Solutions, S.L.U., (c) Wallbox USA Inc., and (d) ABL GmbH, held by the Parent, as well as any other security interest that may be necessary or advisable in the context of the Restructuring;
(ix)
the Restructuring and all actions necessary or advisable for its implementation;
(x)
the conversion of the Company from a limited liability company (sociedad limitada) into a public limited company (sociedad anónima); and
(xi)
any other resolutions submitted to a vote that are advisable or necessary for the implementation of the Restructuring Plan, provided that they do not result in a loss of the statutory rights recognized in favor of the shares of the Parent held by the Shareholder.

The board of directors shall be responsible for determining the items to be placed on the agenda and for drafting the text of the corresponding proposed resolutions, and the Shareholder shall not assume any obligation in this regard.

4
BINDING NATURE AND ENFORCEABILITY

This Letter constitutes a binding agreement among the Shareholder, the Company and the Parent. Any breach of the commitments set forth in this Letter shall entitle each Party to exercise all rights and remedies available to it under applicable law.

Without prejudice to the foregoing, the Parties expressly acknowledge and agree that the commitments and obligations assumed by the Shareholder, as applicable, pursuant to this Letter constitute a stipulation in favor of a third party (estipulación en favor de terceros) pursuant to Article 1,257 of the Spanish Civil Code in favor of the Global Agent and of the senior creditor entities under the intercreditor agreement entered into on or around the date of this Letter in the context of the Restructuring (the "Senior Creditor Entities"). The

DOCPROPERTY "Document number" \* MERGEFORMAT 3219901440

stipulation in favor of a third party shall be deemed validly accepted once the Global Agent (acting in its own name and, as applicable, on behalf of or for the account of the Senior Creditor Entities) has notified all Parties by e-mail at the addresses set forth in the signature pages of this Letter. From that moment, the commitments and obligations assumed by the Shareholder pursuant to this Letter may not be revoked, amended or terminated without the prior written consent of the Global Agent.

5
CONFIDENTIALITY

The Parties undertake not to disclose to any third party the existence or terms of this Letter without the prior written consent of the other signatory Parties, except to the extent required by applicable law or regulation. Notwithstanding the foregoing, each Party may communicate and deliver a copy of this Letter to its financing entities, directors, employees, advisors or representatives (and those of its subsidiaries), provided that such persons maintain strict confidentiality. In addition, the Parent and/or the Company may disclose or make public the existence and terms of the obligations assumed by the Shareholder under this Letter in public communications relating to the Restructuring and in any registration statements, offering documents and marketing materials prepared in connection with any capital increases carried out in the context of the Restructuring.

6
GOVERNING LAW

This Letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Spanish law (derecho común español).

7
JURISDICTION

With express waiver of any other jurisdiction to which they might be entitled, the Parties irrevocably submit to the exclusive jurisdiction of the courts of the city of Barcelona for the resolution of any dispute that may arise in connection with the interpretation, performance, termination and enforcement of this Letter.

DOCPROPERTY "Document number" \* MERGEFORMAT 3219901440

Mr. Enric Asunción

By: ___________________________

Notices address: [***]

[Hoja de Firma – Carta de Lock-up]

Having received this Letter, we hereby accept and agree to its terms:

WALLBOX, N.V.

By: ___________________________
Name: [**]
Title: Attorney-in-Fact

Notices address: [**]

[Hoja de Firma (Recibida y Conforme) – Carta de compromisos de lock-up y de voto]

WALL BOX CHARGERS, S.L.U.

By: ___________________________
Name: [**]
Title: Attorney-in-Fact

Notices address: [**]

[Hoja de Firma (Recibida y Conforme) – Carta de compromisos de lock-up y de voto]